Exhibit 99.1

SelectQuote Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

OVERLAND PARK, Kan., May 26, 2020 – SelectQuote, Inc. (NYSE: SLQT), a pioneer in providing consumers with unbiased price comparisons from some of the most trusted insurance carriers, today announced the closing of its initial public offering of 32,775,000 shares of its common stock, including the full exercise by the underwriters of their option to purchase 4,275,000 additional shares of common stock, at a price to the public of $20.00 per share. Of the offered shares, 18,000,000 shares were offered by SelectQuote and 14,775,000 shares were offered by the selling stockholders.

SelectQuote’s common stock began trading on the New York Stock Exchange on May 21, 2020 under the ticker symbol “SLQT”.

Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Evercore Group L.L.C., RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Jefferies LLC acted as joint bookrunners. Cantor Fitzgerald & Co., Keefe, Bruyette & Woods, Inc., Piper Sandler & Co. and Drexel Hamilton, LLC, acted as co-managers for this offering. Wachtell, Lipton, Rosen & Katz served as legal advisor to SelectQuote.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on May 20, 2020. Copies of the final prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, By mail: Attn: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, New York 10010, By phone: 1-800-221-1037, By e-mail: usa.prospectus@credit-suisse.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com; and RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SelectQuote:

Founded in 1985, SelectQuote pioneered the model of providing unbiased comparisons from multiple highly rated insurance companies delivering the best policy and terms to customers. SelectQuote is an innovative and established leader in building and operating insurance exchanges for life, Medicare, auto and home insurance products.

Investor Relations:

Sloan Bohlen

877-678-4083

investorrelations@selectquote.com

Media:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com